EXHIBIT 99.1

NOTICE TO SHAREHOLDERS DATED FEBRUARY 15, 2005

February 15, 2005

Dear NTS Mortgage Income Fund Shareholder:

        On January 31, 2005, we learned of an offer by MacKenzie Patterson Fuller, Inc. and its affiliates, MP Value Fund 8 LLC, MP Value Fund 6 LLC and MP Special Fund 7 LLC, to purchase your shares in NTS Mortgage Income Fund for $3.25 per share in cash, less a $50.00 transfer fee. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As management of NTS Mortgage Income Fund, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. We believe that MacKenzie Patterson’s offer is improperly made and fails to comply with the rules and guidelines applicable to these offers. We recommend that you reject the offer.

        MacKenzie Patterson’s actual offer is to purchase up to 4.4% of NTS Mortgage Income Fund’s outstanding “Limited Partnership Units.” As you know, NTS Mortgage Income Fund is a corporation, not a partnership, and it issues shares of stock, not “Limited Partnership Units,” to its investors. MacKenzie Patterson also refers to NTS Mortgage Income Fund’s “general partner” in its offer letter. Of course, NTS Mortgage Income Fund is managed by its officers and directors, not a general partner. Based on MacKenzie Patterson’s offer letter, we believe that MacKenzie Patterson has failed to make an offer that may be accepted by NTS Mortgage Income Fund’s shareholders. Simply put, NTS Mortgage Income Fund’s shareholders do not have any “Limited Partnership Units” to tender.

        We also believe that MacKenzie Patterson has failed to provide you with certain important procedural safeguards associated with tender offers for which filings are required by the SEC. Specifically, if you tender to MacKenzie Patterson, you do not have the right to withdraw your shares. The offer only may be rescinded by MacKenzie Patterson if the “Partnership” (presumably NTS Mortgage Income Fund) has a material change in its financial condition during the offering period. Under SEC rules, you would be able to withdraw at any time until closing of the tender. Also, MacKenzie Patterson’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if shareholders tender more interests than MacKenzie Patterson desires to purchase. MacKenzie Patterson’s offer indicates that “The Units will be purchased on a first-come, first-buy basis.” Under SEC rules, MacKenzie Patterson would be required to accept tenders on a pro rata basis. Finally, MacKenzie Patterson’s offer fails to adequately disclose important matters required under the SEC’s guidelines. For example:

    1.        Method of Determining the Offer Price. MacKenzie Patterson fails to clearly summarize how it determined its offer price. MacKenzie Patterson does, however, indicate that it is making its offer in view of making a profit.

    2.        Risk Factors. MacKenzie Patterson’s offer does not include a clear, concise and prominent description of the risks associated with its offer.

    3.        Property/Business Disclosure. MacKenzie Patterson does not disclose certain information about the core operations of NTS Mortgage Income Fund.

    4.        Identity of Bidder: MacKenzie Patterson fails to completely and accurately disclose information about itself, including information about its control persons and promoters.

        Importantly, please note MacKenzie Patterson’s “Assignment Form” included with the tender offer contains qualifications and contingencies that you should carefully read before you make any decision. For these and other reasons, we recommend that you not accept MacKenzie Patterson’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and MacKenzie Patterson accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by NTS Mortgage Income Fund with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Mortgage Income Fund

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